EXHIBIT 14.1

                                 [LOGO] schick

                            SCHICK TECHNOLOGIES, INC.
                                 CODE OF ETHICS

INTRODUCTION

Schick Technologies, Inc. ("Schick Technologies" or the "Company") is committed to deterring wrongdoing and promoting honest and ethical conduct; full, fair, accurate, timely and understandable public disclosure and communication by the Company; compliance with applicable laws, rules and regulations; prompt reporting of violations of this Code of Ethics (the "Code"); and accountability for adherence to this Code. This Code, which was designed to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, governs the conduct of the Company's employees, officers, and members of the Company's Board of Directors (collectively, "Company Personnel").

This Code addresses the following areas:

CONFLICTS OF INTEREST ................................................    page 2

INSIDER TRADING ......................................................    page 2

PERIODIC REPORTS AND OTHER PUBLIC DISCLOSURE .........................    page 2

COMPLIANCE WITH LAWS, RULES AND REGULATIONS ..........................    page 3

REPORTING VIOLATIONS OF THIS CODE ....................................    page 3

WHISTLEBLOWER PROTECTION .............................................    page 3

ACCOUNTABILITY .......................................................    page 3

WAIVER OF CODE OF ETHICS .............................................    page 4

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CONFLICTS OF INTEREST

Company Personnel shall avoid conflicts of interest between personal and Company relationships.

A "conflict of interest" is presumed to exist when any Company Personnel engages or is involved in any activity with respect to which his interests and the Company's interests differ, in any significant way. Conflict situations include:

      When any Company Personnel will benefit personally from something he does which is, in any significant way, contrary to the best interests of the Company; or

      When any Company Personnel receive any personal benefit of any significance from someone other than the Company as a result of his position in the Company.

In the event that any Company Personnel become aware of a conflict of interest involving themselves or any other Company Personnel, they should promptly report it to the appropriate individual within the Company as set forth below. (See "Violations of this Code".)

INSIDER TRADING

Company Personnel may not buy or sell Schick Technologies common stock or exercise Company stock options or warrants while in possession of material information concerning Schick Technologies that has not been released to the general public. Any questions concerning the propriety of participating in any transaction involving Schick Technologies common stock or other security should be directed, in advance, to the Company's Legal Department.

In addition, Company Personnel may not buy, sell, Schick Technologies common stock or exercise Company stock options or warrants during any "blackout" period during which such transactions are prohibited pursuant to the Insider Trading Policy adopted by the Company's Board of Directors. However, such transactions are permitted during "blackout" periods when executed pursuant to a valid, pre-existing 10b5-1 trading plan, which has been approved by the Company's Legal Department.

PERIODIC REPORTS AND OTHER PUBLIC DISCLOSURE

Any Company Personnel who participate in any manner in the preparation of the Company's periodic filings with the U.S. Securities and Exchange Commission, or other public communications made by the Company, shall endeavor at all times to provide shareholders and the general public with full, fair, accurate, timely and understandable disclosure.

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COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Company Personnel shall comply with all laws and governmental regulations that are applicable to the Company's activities.

REPORTING VIOLATIONS OF THIS CODE

Company Personnel shall promptly report violations of this Code, as follows:

Where the known or suspected violations pertain to the Company's accounting, internal accounting controls, or auditing matters, Company Personnel shall report such violations to the Company's Audit Committee through an anonymous toll-free hotline (888) 883-1499, operated 24 hours a day, 7 days a week, by TeleSentry LLC, an independent third-party. TeleSentry LLC will produce a transcript of every call received through the hotline and transmit a copy thereof to an independent member of the Company's Audit Committee.

Where the known or suspected violation does not pertain to the Company's accounting, internal accounting controls, or auditing matters, Company Personnel shall report such violations to the Company's General Counsel.

In addition, at his or her discretion, any Company Personnel may at any time contact the Company's Chief Executive Officer, President, principal financial officer and/or any other officer and/or member of the Company's Board of Directors and/or Audit Committee regarding any wrongdoing, including but not limited to any violation of this Code.

The Company's Audit Committee and/or Legal Department will promptly investigate all reported violations of this Code. The Audit Committee will oversee an appropriate response.

WHISTLEBLOWER PROTECTION

The Company will not allow any retaliation against any Company Personnel for reporting any violation of this Code.

ACCOUNTABILITY

Company Personnel who violate this Code will face appropriate, case-specific disciplinary action, which may include, without limitation, demotion or discharge.

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WAIVER OF CODE OF ETHICS

Company Personnel are expected to adhere to the provisions of this Code at all times. In rare circumstances, conflicts of interest, or other situations, may arise for which a waiver might be appropriate. Waivers for Company Personnel may be granted only by the Company's Board of Directors, which shall have the sole and absolute discretion to approve any deviation or waiver from this Code.